Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (Nos. 333-188916) on Form S-8 of Ply Gem Holdings, Inc. of our reports dated March 14, 2016, with respect to the consolidated balance sheet Ply Gem Holdings, Inc. as of December 31, 2015, and the related consolidated financial statements of operations, comprehensive income (loss), stockholders' equity (deficit), and cash flows for the year ended December 31, 2015, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2015, which reports appear in the December 31, 2015 annual report on Form 10-K of Ply Gem Holdings, Inc.

/s/ KPMG LLP
Raleigh, North Carolina
March 14, 2016